Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Wright Express Corporation on Form S-8, of our report dated February 1, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statements of Financial Accounting Standards Nos. 123 in 2003 and 142 in 2002 and related party transactions), relating to the combined financial statements of Wright Express LLC and its wholly owned subsidiaries and Wright Express Solutions and Technologies, LLC (collectively the “Company” or “Wright Express Corporation”), former indirect wholly owned subsidiaries of Cendant Corporation, appearing in Registration Statement No. 333-120679 of Wright Express Corporation on Form S-1 filed with the Securities and Exchange Commission.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 22, 2005